UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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LCI INDUSTRIES
3501 County Road 6 East
Elkhart, IN 46514

SUPPLEMENT TO PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCK HOLDERS
TO BE HELD ON MAY 25, 2017
On or about April 11, 2017, LCI Industries (the “Company”) commenced mailing to its stockholders its definitive proxy statement for the 2017 Annual Meeting of Stockholders (the “Proxy Statement”) to be held on May 25, 2017 at 9:00 a.m. Eastern Time. The following material supplements our definitive Proxy Statement filed with the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the Proxy Statement.
At the 2017 Annual Meeting, stockholders are being asked to approve, in a non-binding advisory vote, the compensation provided to the Company’s named executive officers (“NEOs”) as described in the Proxy Statement. The Board of Directors recommends that stockholders vote FOR the resolution approving such compensation. In its report dated May 12, 2017, Institutional Shareholder Services Inc. (“ISS”) recommended that its clients vote against that proposal, on the premise that the Company entered into a change in control agreement with its CFO in the past year that provides for modified-single-trigger cash severance. We believe that ISS’s negative vote recommendation is based on its reliance on inaccurate or incomplete information included in the Proxy Statement regarding the Company’s change in control agreements. The change in control agreement with Mr. Hall was entered into in April 2013, prior to when he was an NEO, and was amended in May 2013 to eliminate the problematic provision identified by ISS in its report. The purpose of this supplement is to correct information that appears on page 42 of the Proxy Statement, under the section “Potential Payments on Termination or Change-in-Control – Change-In-Control.”
In May 2013, we amended the Change in Control Agreements (“CIC Agreements”) with our executive officers to remove provisions that provided for payment of salary and benefits following voluntary termination of employment without good reason by the executives within six months following a change in control. On May 10, 2013, we filed a report on Form 8-K with the SEC regarding this change. The description in the Proxy Statement of the CIC Agreements inadvertently included reference to the terms of the CIC Agreements that existed prior to the May 2013 amendment. The following text of the section entitled “Potential Payments on Termination or Change-in-Control – Change-In-Control” is corrected to clarify that the CIC Agreements, as amended, do not provide for payments of salary and benefits for voluntary termination of employment without good reason.
In addition, the table on pages 42 - 43 of the Proxy Statement is corrected and set forth below, to clarify the compensation arrangements in effect as of December 31, 2016, assuming a hypothetical change-in-control on such date, in the case of voluntary and involuntary termination for our NEOs.
Potential Payments on Termination or Change-In-Control

Acceleration of Equity Awards
Pursuant to the LCI Industries Equity Award and Incentive Plan, as Amended and Restated, in the event of a change-in-control (as defined in the Plan) resulting in termination (other than for cause) within two years of the change-in-control, or in the event of death or disability, all unexercisable equity awards, including those held by the NEOs, will become fully exercisable and vested, except to the extent granted pursuant to long-term incentive plans which would vest pro-rata. See “Equity Award and Incentive Plan – Vesting, Forfeitures and Acceleration.”
Termination of Employment

In conjunction with the approval of the 2015 compensation program, the Committee approved and adopted a form of Executive Employment Agreement for its senior officers that have an initial three year term with automatic one-year renewals, and that provide severance payments or other benefits under certain circumstances following termination. In the event of a termination by the Company without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), senior officers (including each of the NEOs) would be entitled to severance compensation consisting of two years base salary, an amount equivalent to two times their average bonus of the prior three years (with the average capped at current base salary), as well as a proportionate amount of any payment due under the then-current management incentive plan and accelerated vesting of time-based equity awards. In the event of termination on account of disability or death, such officers would be entitled to compensation consisting of one year base salary, as well as a proportionate amount of any payment due under the then-current management incentive plan, accelerated vesting of time-based equity awards, and a proportionate amount of shares earned pursuant to performance-based equity awards. The agreement also includes restrictive covenants with respect to non-competition, non-solicitation and confidentiality.

Change-In-Control

In 2012, the Company also entered into separate “double-trigger” Change-in-Control Agreements (the “CIC Agreements”) with each of Messrs. Lippert, Mereness and Hall (2013 in the case of Mr. Hall). The CIC Agreements, as amended in 2013, provide for severance payable upon a termination by the Company without cause (as defined in the agreement) or other than on account of the executive’s death or disability, or by the executive for good reason (as defined in the agreement), within one year following, or 120 days prior to, a change-in-control. Change-in-control includes acquisition of 30 percent or more of the Company’s voting securities, or a merger resulting in a change in voting control of more than 50 percent of the voting power of the Company’s existing securities, or liquidation of the Company. The CIC Agreements provide that the executive will receive his then effective salary, plus the average bonuses and long-term incentive compensation paid for the prior three years, for a period of two years (one year in the case of Mr. Hall) if he is involuntarily terminated (or chooses to terminate for good reason), subject to certain adjustments, and certain other benefits. During the period for which the executive would receive such severance payments, the payments will be reduced by any compensation and benefits received by the executive from other employment or consulting activities for or on behalf of the person or entity, or their affiliates, who consummated the change in control.
Based on the employment and compensation arrangements in effect as of December 31, 2016, and assuming a hypothetical termination date of December 31, 2016, including the price of the Company’s Common Stock on that date, the benefits on termination or change-in-control for our NEOs would have been as follows:

Name / Benefit	Change-in-Control Involuntary Termination or for Good Reason	Change-in-Control Voluntary Termination	Involuntary Termination Due to Disability(3)	Involuntary Termination Due to Death	Involuntary Termination Without Cause or for Good Reason
Jason D. Lippert
Base salary	$1,713,600	$—	$856,800	$856,800	$1,713,600
Annual bonus	3,443,822	—	5,826,881	5,826,881	7,540,481
Long-term incentive bonus	4,305,204	—	—	—	—
Other benefits	46,498	—	32,893	32,893	67,698
Acceleration of unvested equity	3,943,554	3,943,554	3,943,554	3,943,554	3,943,554
Total Benefits(1)	$13,452,678	$3,943,554	$10,660,128	$10,660,128	$13,265,333

Scott T. Mereness
Base salary	$1,178,100	$—	$589,050	$589,050	$1,178,100
Annual bonus	2,865,294	—	4,573,630	4,573,630	5,751,730
Long-term incentive bonus	3,054,398	—	—	—	—
Other benefits	45,090	—	32,129	32,129	66,290
Acceleration of unvested equity	2,884,312	2,884,312	2,884,312	2,884,312	2,884,312
Total Benefits(1)	$10,027,194	$2,884,312	$8,079,121	$8,079,121	$9,880,432

Brian M. Hall
Base salary	$275,000	$—	$275,000	$275,000	$275,000
Annual bonus	43,023	—	99,611	99,611	142,634
Long-term incentive bonus	19,775	—	—	—	—
Other benefits	16,727	—	27,206	27,206	54,654
Acceleration of unvested equity	697,039	697,039	697,039	697,039	697,039
Total Benefits	$1,051,564	$697,039	$1,098,856	$1,098,856	$1,169,327

David M. Smith
Base salary	$—	$—	$—	$—	$—
Annual bonus	—	—	—	—	1,105,957
Long-term incentive bonus	—	—	—	—	—
Other benefits	—	—	—	—	156,465
Acceleration of unvested equity	—	—	—	—	—
Total Benefits(2)	$—	$—	$—	$—	$1,262,422

Name / Benefit	Change-in-Control Involuntary Termination or for Good Reason	Change-in-Control Voluntary Termination	Involuntary Termination Due to Disability(3)	Involuntary Termination Due to Death	Involuntary Termination Without Cause or for Good Reason
Jamie M. Schnur
Base salary	$—	$—	$389,385	$389,385	$778,770
Annual bonus	—	—	1,770,033	1,770,033	2,548,803
Long-term incentive bonus	—	—	—	—	—
Other benefits	—	—	25,582	25,582	53,198
Acceleration of unvested equity	1,358,792	1,358,792	1,358,792	1,358,792	1,358,792
Total Benefits(1)	$1,358,792	$1,358,792	$3,543,792	$3,543,792	$4,739,563

Nick C. Fletcher
Base salary	$—	$—	$295,800	$295,800	$591,600
Annual bonus	—	—	563,314	563,314	1,073,564
Long-term incentive bonus	—	—	—	—	—
Other benefits	—	—	33,279	33,279	67,590
Acceleration of unvested equity	661,942	661,942	661,942	661,942	661,942
Total Benefits	$661,942	$661,942	$1,554,335	$1,554,335	$2,394,696

(1)
Deferred compensation balances are not included above as the Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions.

(2)
Mr. Smith’s employment with the Company terminated effective December 31, 2016. The amounts shown reflect the amounts actually payable pursuant to his separation agreement with the Company. He received proportionate payment under the 2016 Annual Incentive Program. All equity awards were forfeited.

(3)	Amounts payable by the Company will be reduced by the disability payments received by the Executive.

As set forth in the Proxy Statement, we believe the Company’s executive compensation program provides fair and equitable compensation in a way that rewards executives for achieving specified financial goals, and designed in a manner intended to align executive and stockholder interests. Based on that and our explanation above regarding the Company’s current CIC Agreements, which do not provide for payments of salary and benefits for voluntary termination of employment without good reason, we believe that ISS’s negative vote recommendation is unwarranted. Accordingly, we urge you to vote “FOR” Proposal 2 in our Proxy Statement and approve the non-binding resolution approving the compensation paid to our Named Executive Officers as described in the Proxy Statement.